Exhibit 16.1

ALBERT WONG & CO.

A Certified Public Accounting Firm
7/F Nan Dao Commercial Building, 359-361 Queen’s Road Central, Hong Kong
 (852) 28517954 / 28517165 •  FAX (852) 25454086
________________________________________________________________________

Securities and Exchange Commission

450 – Fifth Street N.W.

Washington, D.C. 20549

Gentlemen:

Albert Wong & Co. is the former registered independent accountant of Shengkai Innovations, Inc. (the “Company”).  We have read the Company’s Current Report on Form 8-K dated June 28, 2010, and are in agreement with the contents of Item 4.01, paragraphs one through five.  For the remainder of the Current Report on Form 8-K, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

/s/ Albert Wong & Co.

June 28, 2010